Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Western Goldfields Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-138151-99, No. 138021-99) and Form S-3 (No. 333-144685) of our report on the consolidated financial statements of Western Goldfields Inc. dated March 7, 2008, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP
Toronto, Ontario
Canada
March 7, 2008